Exhibit 99.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	:	Chapter 11
:
Isolagen, Inc., et al.,[1]	:	Case No. 09-12072 (MFW)
:
Debtor.	:	Jointly Administered
:

FIRST AMENDED DISCLOSURE STATEMENT TO ACCOMPANY THE
CHAPTER 11 PLAN OF REORGANIZATION PROPOSED BY
DEBTORS IN POSSESSION
CIARDI CIARDI & ASTIN
Daniel K. Astin (No. 4068)
Anthony M. Saccullo (No. 4141)
Mary E. Augustine (No. 4477)
Carl D. Neff (No. 4895)
919 N. Market Street, Suite 700
Wilmington, Delaware 19801
Tel: (302) 658-1100
Fax: (302) 658-1300
dastin@ciardilaw.com
asaccullo@ciardilaw.com
maugustine@ciardilaw.com
cneff@ciardilaw.com
Counsel to the Debtors
Dated: July 30, 2009
            Wilmington, Delaware
THE PLAN SUMMARIZED HEREIN AND ATTACHED HERETO IS THE RESULT OF EXTENSIVE NEGOTIATIONS AMONG PRE-PETITION LENDERS AS WELL AS THE DIP FACILITY LENDERS AND THE DEBTORS. AS A RESULT, THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RESULT FOR ALL HOLDERS OF CLAIMS, AND THEREFORE, ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS’ CREDITORS AND INTEREST HOLDERS. THE DEBTORS STRONGLY URGE ALL HOLDERS OF CLAIMS TO ACCEPT THE PLAN.

[1]	The Debtors are Isolagen, Inc., tax identification number **-***8888, and Isolagen Technologies, Inc., tax identification number **-***6974.

1

2

THIS DISCLOSURE STATEMENT IS DESIGNED TO SOLICIT YOUR ACCEPTANCE OF THE ATTACHED PLAN AND CONTAINS INFORMATION RELEVANT TO YOUR DECISION. PLEASE READ THIS DISCLOSURE STATEMENT, THE PLAN, AND THE OTHER MATERIALS COMPLETELY AND CAREFULLY. THE PLAN IS ATTACHED AS EXHIBIT “A” TO THIS DISCLOSURE STATEMENT. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, OTHER EXHIBITS ATTACHED HERETO, AND OTHER DOCUMENTS REFERENCED AS FILED WITH THE BANKRUPTCY COURT BEFORE OR CONCURRENTLY WITH THE FILING OF THIS DISCLOSURE STATEMENT.
FURTHERMORE, THE PROJECTED FINANCIAL INFORMATION CONTAINED HEREIN HAS NOT BEEN THE SUBJECT OF AN AUDIT. SUBSEQUENT TO THE DATE HEREOF, THERE CAN BE NO ASSURANCE THAT: (A) THE INFORMATION AND REPRESENTATIONS CONTAINED HEREIN WILL CONTINUE TO BE MATERIALLY ACCURATE; (B) THE DISCLOSURE STATEMENT CONTAINS ALL MATERIAL INFORMATION; OR (C) THE FINANCIAL INFORMATION SET FORTH HEREIN COMPLIES WITH GENERALLY ACCEPTED ACCOUNTING STANDARDS.
HOLDERS OF IMPAIRED CLAIMS OR INTERESTS ARE ENCOURAGED TO READ AND CAREFULLY CONSIDER THE MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT, INCLUDING THOSE UNDER “RISK FACTORS,” PRIOR TO SUBMITTING BALLOTS VOTING ON THE PLAN. IN MAKING A DECISION TO ACCEPT OR REJECT THE PLAN, EACH HOLDER OF AN IMPAIRED CLAIM MUST RELY ON ITS OWN EXAMINATION OF THE DEBTORS AS DESCRIBED IN THIS DISCLOSURE STATEMENT AND THE TERMS OF THE PLAN, INCLUDING THE MERITS AND RISKS INVOLVED. IN ADDITION, CONFIRMATION AND CONSUMMATION OF THE PLAN ARE SUBJECT TO CONDITIONS PRECEDENT THAT COULD LEAD TO DELAYS IN CONSUMMATION OF THE PLAN. THERE CAN BE NO ASSURANCE THAT EACH OF THESE CONDITIONS WILL BE SATISFIED OR WAIVED (AS PROVIDED IN THE PLAN) OR THAT THE PLAN WILL BE CONSUMMATED. EVEN AFTER THE EFFECTIVE DATE, DISTRIBUTIONS UNDER THE PLAN MAY BE SUBJECT TO SUBSTANTIAL DELAYS FOR HOLDERS OF CLAIMS THAT ARE DISPUTED.
THE DEBTORS WILL REQUEST THAT THE BANKRUPTCY COURT CONFIRM THE PLAN UNDER BANKRUPTCY CODE SECTION 1129(b), WHICH PERMITS CONFIRMATION OF THE PLAN DESPITE REJECTION BY ONE OR MORE CLASSES IF THE BANKRUPTCY COURT FINDS THAT THE PLAN “DOES NOT DISCRIMINATE UNFAIRLY” AND IS “FAIR AND EQUITABLE” AS TO THE CLASS OR CLASSES THAT DO NOT ACCEPT THE PLAN. THE DEBTORS WILL REQUEST THAT THE BANKRUPTCY COURT FIND THAT THE PLAN IS FAIR AND EQUITABLE AND DOES NOT DISCRIMINATE UNFAIRLY AS TO ANY CLASS THAT FAILS TO ACCEPT THE PLAN.

NO PARTY IS AUTHORIZED BY THE DEBTORS TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS WITH RESPECT TO THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. NO REPRESENTATIONS OR INFORMATION CONCERNING THE DEBTORS, THEIR FUTURE BUSINESS OPERATIONS, OR THE VALUE OF THEIR PROPERTIES HAVE BEEN AUTHORIZED BY THE DEBTORS OTHER THAN AS SET FORTH HEREIN.
THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND NOT IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER APPLICABLE NON-BANKRUPTCY LAWS. ENTITIES HOLDING, TRADING IN, OR OTHERWISE PURCHASING, SELLING, OR TRANSFERRING CLAIMS AGAINST, INTERESTS IN, OR SECURITIES OF THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT ONLY IN LIGHT OF THE PURPOSE FOR WHICH IT WAS PREPARED.
IF THE REQUISITE ACCEPTANCES OF THE PLAN ARE RECEIVED, THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT, AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR TO REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY) WILL BE BOUND BY THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY—INCLUDING, WITHOUT LIMITATION, THE RELEASES AND EXCULPATIONS SET FORTH IN THE PLAN.
THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY, AND NEITHER SUCH COMMISSION NOR ANY SUCH AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.
THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF AND NEITHER THE DELIVERY OF THIS DISCLOSURE STATEMENT, NOR ANY DISTRIBUTION OF PROPERTY PURSUANT TO THE PLAN, WILL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF, OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE DEBTORS SINCE THE DATE HEREOF.
EACH CREDITOR OF THE DEBTORS SHOULD CONSULT WITH SUCH CREDITOR’S LEGAL, BUSINESS, FINANCIAL, AND TAX ADVISORS AS TO ANY SUCH MATTERS CONCERNING THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

I. INTRODUCTION
Isolagen, Inc. (“Isolagen”) and Isolagen Technologies, Inc. (“Isolagen Tech”), debtors and debtors in possession (collectively, the “Debtors” or the “Company”) in the above-captioned cases, by and through their counsel, hereby submit this Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”) to Holders2 of Claims against, and Interests in, the Debtors in connection with: (i) the solicitation of acceptances to the Plan of Reorganization Proposed by the Debtors and Filed by the Debtors with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”); and (ii) the hearing before the Bankruptcy Court to consider confirmation of the Plan (the “Confirmation Hearing”).
A. General Description of the Chapter 11 Reorganization Process:
Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of itself, its creditors, and its equity interest holders. In addition to permitting rehabilitation of a debtor, another goal of Chapter 11 is to promote equality of treatment of similarly-situated creditors and equity interest holders with respect to the distribution of a debtor’s assets. The filing of a Chapter 11 petition creates an estate that is comprised of all of the legal and equitable property interests of the debtor as of the petition date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a “debtor in possession.”
The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against, and equity interests in, a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon a debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the confirmation order discharges a debtor from any debt that arose prior to the date of plan confirmation and substitutes the obligations specified under the confirmed plan.
After a plan of reorganization has been filed, the holders of impaired claims against, or equity interests in, a debtor are permitted to vote to accept or reject the plan. Before soliciting acceptances of the proposed plan, however, Section 1125 of the Bankruptcy Code requires the proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment about the plan.
Attached as Exhibits to this Disclosure Statement (the “Disclosure Statement”) are copies of the following:
•	The Plan (Exhibit “A”)

•
An order of the Bankruptcy Court (the “Disclosure Statement Order”), approving the Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit “B”)

[2]	Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.

•	Liquidation Analysis prepared by Miller Coffey Tate LLP (MCT) as financial advisor to the Debtors (Exhibit “C”)

•	Projected Operations for 12 months post-confirmation (Exhibit “D”)

•	The Restructuring Agreement with incorporated term sheet (Exhibit “E”)
In addition, a Ballot for the acceptance or rejection of the Plan submitted to Holders of Claims entitled to vote to accept or reject the Plan is enclosed with this Disclosure Statement.
B. Overview of the Plan Process in these Cases:
On the Petition Date, the Debtors each filed a voluntary petition under Chapter 11 of the Bankruptcy Code. On or about June 26, 2009, the Debtors filed the Plan and Disclosure Statement with the Bankruptcy Court pursuant to Section 1125 of the Bankruptcy Code and in connection with the solicitation of votes to accept or reject the Plan.
After notice and a hearing, the Bankruptcy Court determined that this Disclosure Statement contained “adequate information” of a kind, and in sufficient detail, to enable hypothetical, reasonable investors typical of the Debtors’ creditors to make an informed judgment about the Plan. Accordingly, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement.
The Disclosure Statement Order, a copy of which is annexed to this Disclosure Statement as Exhibit “B,” sets forth in detail the deadlines, procedures, and instructions for voting to accept or reject the Plan, and for filing objections to confirmation of the Plan, the record date for voting purposes, and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote to accept or reject the Plan should read the Disclosure Statement, the Plan, the Disclosure Statement Order, and the instructions accompanying the Ballots in their entirety before voting on the Plan.
C. Holders of Claims Entitled to Vote
Under the Plan, only Classes 1, 3, and 4 are entitled to vote on the Plan because they are impaired and will receive a distribution under the Plan. Accordingly, the Debtors are soliciting acceptances only from the Holders of Allowed Claims in Classes 1, 3, and 4. Holders of Claims in Class 6 and Interests in Class 5 are impaired and will receive no distribution under the Plan, and thus, are conclusively presumed to have rejected the Plan—so no vote will be solicited from Holders in Classes 5 and 6.
The Bankruptcy Code defines “acceptance” of a plan by a class of claims or interests as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of the proposed plan of reorganization.
The Debtors reserve the right to amend the Plan and intend to request confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code, which would enable the Plan to be confirmed regardless of the rejection of the Plan by one or more classes of impaired Claims or Interests entitled to vote. Under Section 1129(b) of the Bankruptcy Code, the Plan may be confirmed if at least one class of impaired Claims accepts the Plan (excluding the votes of insiders) and the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to each non-accepting class. For a more detailed description of the requirements for confirmation of the Plan pursuant to Section 1129(b) of the Bankruptcy Code, see “Confirmation of the Plan” set forth herein.
D. Voting Procedures
If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. If you hold Claims in more than one Class and each of those Classes is entitled to vote, you will receive separate Ballots for each such Class which must be returned for each separate Class of Claims.
Pursuant to the Disclosure Statement Order, the Bankruptcy Court set June 22, 2009, as the record date for voting on the Plan. Accordingly, only Holders of record as of June 22, 2009, that are otherwise entitled to vote on the Plan will receive a Ballot and may vote on the Plan.
All other creditors entitled to vote on the Plan must return their Ballot(s) to the following address:
Reliable
Attn: Isolagen Ballots
1007 North Orange Street
Wilmington, DE 19801
FOR YOUR BALLOT TO BE COUNTED, YOU MUST RETURN IT TO THE ADDRESS SET FORTH ON THE BALLOT SO THAT IT IS ACTUALLY RECEIVED BY 4:00 P.M. PREVAILING EASTERN TIME ON OR BEFORE THE VOTING DEADLINE SET FORTH IN THE ATTACHED DISCLOSURE STATEMENT ORDER (THE “VOTING DEADLINE”). BALLOTS MUST BE DELIVERED BY MAIL, COURIER, OR OTHER DELIVERY SERVICE—FACSIMILE BALLOTS WILL NOT BE ACCEPTED. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL NOT BE COUNTED.
Any Holder of a Claim who is entitled to vote under the Plan and who has Filed a Proof of Claim in these Cases shall be entitled to vote in the amount of the value of the Proof of Claim, unless an objection or request for estimation is pending with regard to the Claim. Any Holder of a Claim listed by the Debtors on their Schedules of Assets and Liabilities for which no Proof of Claim has been filed, shall be entitled to vote in the amount Scheduled by the Debtors. In the event that no valid Proof of Claim or Interest is Filed, and the Claim or Interest is not Scheduled by the Debtors in a fixed amount, a Holder of a Claim or Interest must set forth a fixed, liquidated amount for such Claim on the Ballot. The Holder will be permitted to vote in the amount listed on the Ballot unless: (i) a motion to estimate the claim is filed; or (ii) the Claim set forth on the Ballot is subject to an objection on the date or dates during which the confirmation hearing is held.

If you have any questions about the Plan, the Disclosure Statement, or the procedures for voting, please call Daniel K. Astin, Esquire, at Ciardi Ciardi & Astin, counsel to the Debtors at (302) 658-1100.
E. Confirmation Hearing
The hearing to consider confirmation of the Plan (the “Confirmation Hearing”) will be held on July 27, 2009 at 4:00 p.m. (Prevailing Eastern Time) before the Honorable Mary F. Walrath, United States Bankruptcy Judge, at the United States Bankruptcy Court, 824 Market Street, 5th Floor, Courtroom 4, Wilmington, Delaware 19801. In the attached Disclosure Statement Order, the Bankruptcy Court has established the deadline by which objections, if any, to confirmation of the Plan must be served and filed. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or any subsequent adjourned Confirmation Hearing.
F. Disclaimers and Notices
The statements contained in this Disclosure Statement are made as of the date hereof unless another time is specified, and the delivery of this Disclosure Statement shall not create an implication that there has been no change in the information since the date hereof.
Any representations or inducements made to secure your acceptance or rejection of the Plan, other than as contained in this Disclosure Statement or the Plan, should not be relied upon in arriving at your decision, and should be reported to counsel to the Debtors, Daniel K. Astin, Esquire, at 302-658-1100.
Much of the information contained herein (including in the Exhibits to the Disclosure Statement) has not been subject to a certified audit. Accordingly, the Debtors are unable to warrant or represent that the information contained herein (including in the Exhibits to the Disclosure Statement) is without any inaccuracy, or complies with generally accepted accounting standards. However, reasonable efforts have been made to ensure accuracy.
For the convenience of Holders of Claims and Interests, this Disclosure Statement summarizes the terms of the Plan, but those summaries are qualified in their entirety by the Plan itself. In the event of any inconsistencies between the Plan and the Disclosure Statement, the Plan is controlling.
The Disclosure Statement may not be relied upon for any purpose other than: (i) to determine whether to vote to accept or reject the Plan; and (ii) to object to the Plan at the Confirmation Hearing. Nothing in this Disclosure Statement shall constitute an admission of any fact or liability by any person, or be admissible in any proceeding involving the Debtors, or any other person, or be deemed conclusive evidence of the tax or other legal effects of the Plan on the Debtors or holders of Claims or Interests.
Certain of the statements contained in this Disclosure Statement are forward-looking and contain estimates and assumptions. There can be no assurance that such statements will be reflective of actual outcomes. All holders of Claims should carefully read and consider fully the “Risk Factors to Be Considered,” as set forth herein before voting to accept or reject the Plan.
G. Recommendation by the Debtors
AS PROPONENTS OF THE PLAN, THE DEBTORS SUPPORT THE CONFIRMATION OF THE PLAN. THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST POSSIBLE RECOVERIES TO CREDITORS AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF CREDITORS. ACCORDINGLY, THE DEBTORS RECOMMEND THAT ELIGIBLE CREDITORS VOTE TO ACCEPT THE PLAN.
II. GENERAL INFORMATION
A. Description and History of the Debtor’s Business
Isolagen is a Delaware corporation principally located at 405 Eagleview Boulevard in Exton, Pennsylvania, and is the parent company of Isolagen Tech, a Delaware corporation with the same principal location as Isolagen. Isolagen Tech is wholly owned by Isolagen. Isolagen also has a 57% interest in Agera Laboratories, Inc., a Delaware corporation (“Agera”). Isolagen Tech wholly owns Isolagen Europe Limited, a company organized under the laws of the United Kingdom (“Isolagen Europe”), Isolagen Australia Pty Limited, a company organized under the laws of Australia (“Isolagen Australia”), and Isolagen International, S.A., a company organized under the laws of Switzerland (“Isolagen Switzerland”, collectively, with all Isolagen entities, the “Company”). The common stock of Isolagen, par value $0.001 per share, (“Common Stock”) is listed on the NYSE Amex exchange (formerly known as the American Stock Exchange or “AMEX”) under the symbol “ILE.” However, the trading of its stock was halted by AMEX in May 2009 and is expected to be delisted soon.
The Debtors are aesthetic and therapeutic companies focused on developing novel skin and tissue rejuvenation products. The Debtors clinical development product candidates are designed to improve the appearance of skin injured by the effects of aging, sun exposure, acne and burns with a patient’s own, or autologous, fibroblast cells produced by the Company’s proprietary Isolagen Process. The Company also has a skin care line through its Agera Laboratories, Inc. (“Agera”) subsidiary.
Isolagen acquired 57% of the outstanding common shares of Agera on August 10, 2006. Agera offers a complete line of skincare systems based on a wide array of proprietary formulations, trademarks and nano-peptide technology. These skincare products can be packaged to offer anti-aging, anti-pigmentary and acne treatment systems. Agera markets its product in both the United States and Europe (primarily the United Kingdom) via third party distributors primarily.
In October 2006, the Company reached an agreement with the FDA on the design of a Phase III pivotal study protocol for the treatment of nasolabial folds. The randomized, double-blind protocol was submitted to the FDA under the agency’s Special Protocol Assessment (“SPA”) regulations. Pursuant to this assessment process, the FDA has agreed that the

Company’s study design for two identical trials, including patient numbers, clinical endpoints, and statistical analyses, is acceptable to the FDA to form the basis of an efficacy claim for a marketing application. The randomized, double-blind, pivotal Phase III trials will evaluate the efficacy and safety of Isolagen Therapy against placebo in approximately 400 patients with approximately 200 patients enrolled in each trial. The Company completed enrollment of the study and commenced injection of subjects in early 2007. All injections were completed in January 2008 and top line results from this trial were publically announced in August 2008. The data analysis, including safety data, was publically released in October 2008. The related Biologics License Application (“BLA”) was submitted to the FDA in March 2009. The BLA was accepted for filing by the FDA in May 2009, and the Debtors are currently waiting for approval from the FDA to market its product.
The Debtors’ business model is a biotechnology company focused on developing emergent, novel skin and tissue rejuvenation products for application in certain aesthetic and therapeutic markets. Isolagen was founded in 1995, specializing in the development of the Isolagen Process™, the innovative cellular processing system which creates the Isolagen Therapy™. With seven secured U.S. patents and nine additional U.S. patents pending, Isolagen has an overall approach to aesthetic and therapeutic cellular rejuvenation. Specifically, the Isolagen Therapy has broad potential as a personalized treatment for wrinkles, acne scars, burn scars and periodontal disease.
The Isolagen® Process is a novel process whereby a patient’s own collagen-producing cells (fibroblasts) are multiplied to create a living cell therapy which can be returned to the patient’s skin. Unlike other applications for the treatment of dermal defects, the Isolagen Therapy is produced utilizing only the patient’s unique, living cells. By multiplying a patient’s own collagen-producing cells or fibroblasts into tens of millions of new cells, a personalized treatment is created which is then returned to the patient’s skin. This treatment, known as the Isolagen Therapy™, is designed to improve skin damage caused by the normal effects of aging, sun damage, acne and burns. Phase III clinical trials were completed in 2008 to evaluate the efficacy and safety of Isolagen Therapy in treating nasolabial folds or wrinkles. A Phase II open-label clinical trial to evaluate the use of Isolagen Therapy to treat fine lines and wrinkles for the full face was also completed in 2008.
In addition to wrinkle correction, Isolagen also conducted a Phase II/III clinical program to investigate Isolagen Therapy™ for the treatment of moderate to severe acne scars. Isolagen is planning clinical trials for the treatment of burn scars (Phase II), which is currently on hold. Isolagen’s aesthetics development programs include product candidates to treat targeted areas or wrinkles and to provide full-face rejuvenation that includes the improvement of fine lines, wrinkles, skin texture and appearance. The therapeutic development programs are primarily designed to treat acne scars and restrictive burn scars. All of the product candidates are non-surgical and minimally invasive.
Through December 31, 2008, the Company has been primarily engaged in developing its product technology. In the course of its development activities, the Debtors have sustained losses and expect such losses to continue through at least 2009. The Debtors’ ability to operate profitably is largely contingent upon its success in obtaining financing, obtaining regulatory approval to sell one or a variety of applications of the Isolagen Therapy, upon its successful development of markets for its products and upon the development of profitable saleable manufacturing processes. As of December 31, 2008, the Debtors had cash and cash equivalents of $2.9 million and negative working capital of $87.3 million.
B. Existing Indebtedness
Unsecured Debt. On November 3, 2004, Isolagen, Inc. (“Isolagen”) completed the private placement of $75.0 million aggregate principal amount of 3.5% Convertible Subordinated Notes Due 2024 (the “3.5% Subordinated Notes”). The 3.5% Subordinated Notes could be due sooner than 2024, as discussed below. Isolagen received net proceeds of approximately $71.7 million after the deduction of commissions and offering expenses. Isolagen also granted the purchasers of the 3.5% Subordinated Notes the option to purchase up to $15.0 million of additional 3.5% Subordinated Notes through December 2, 2004.
On November 5, 2004, Isolagen completed the private placement of the additional $15.0 million aggregate principal amount of 3.5% Subordinated Notes. Isolagen received net proceeds of approximately $14.5 million after the deduction of discounts, commissions and offering expenses. The total net proceeds to Isolagen were approximately $86.2 million after the deduction of commissions and offering expenses.
Isolagen used approximately $26 million of the net proceeds to repurchase 4,000,000 shares of its common stock, of which 2,000,000 shares were repurchased from former officers, shareholders, and members of the board of directors. The remaining net proceeds of approximately $60.2 million were added to Isolagen’s general working capital.
The 3.5% Subordinated Notes are unsecured obligations and are subordinated in right of payment to all of Isolagen’s existing and future senior indebtedness. The 3.5% Subordinated Notes are also effectively subordinated to all indebtedness and other liabilities of Isolagen’s subsidiaries.
The 3.5% Subordinated Notes require the semi-annual payment of interest, on May 1 and November 1 of each year beginning May 1, 2005, at 3.5% interest per annum on the principal amount outstanding. The 3.5% Subordinated Notes will mature on November 1, 2024. Prior to maturity, the holders may convert their 3.5% Subordinated Notes into shares of Isolagen’s common stock. The initial conversion rate is 109.2001 shares per $1,000 principal amount of 3.5% Subordinated Notes, which is equivalent to an initial conversion price of approximately $9.16 per share.
On or after November 1, 2009, Isolagen may, at its option, redeem the 3.5% Subordinated Notes, in whole or in part, for cash, at a redemption price equal to 100% of the principal amount of the 3.5% Subordinated Notes to be redeemed plus accrued and unpaid interest.
On each of November 1, 2009, November 1, 2014 and November 1, 2019, the holders may require Isolagen to purchase all or a portion of their 3.5% Subordinated Notes at a purchase price in cash equal to 100% of the principal amount of 3.5% Subordinated Notes to be purchased plus accrued and unpaid interest. The holders of the 3.5% Subordinated Notes may also require Isolagen to repurchase their 3.5% Subordinated Notes in the event its common stock (or other common stock into which the 3.5% Convertible Subordinated Notes are then convertible) ceases to be listed for trading on a U.S. national securities exchange or approved for trading on an established automated over-the-counter market in the United States.
In the event a change in control occurs on or before November 9, 2009, the holders of the 3.5% Subordinated Notes may require Isolagen to purchase all or a portion of their notes at a purchase price equal to 100% of the principal amount of the 3.5% Subordinated Notes to be purchased plus accrued and unpaid interest and the payment of a “make-whole” payment which is based on the date on which the change in control occurs and the price per share paid for Isolagen’s common stock in such change in control transaction. Isolagen will be allowed to pay for the repurchase of the 3.5% Subordinated Notes and accrued and unpaid interest in cash or, at its option, shares of its common stock, and Isolagen will be allowed to make the make-whole payment in cash or, at its option, such other form of consideration as is paid to its common stockholders in the change in control transaction. In addition, in the event a change in control occurs on or before November 9, 2009, the holders of the 3.5% Subordinated Notes that convert their 3.5% Subordinated Notes into shares of Isolagen’s common stock in connection with such change in control transaction will also be entitled to receive the make-whole payment.
The 3.5% Subordinated Notes were issued in an offering not registered under the Securities Act of 1933, as amended (the “Securities Act”). However, Isolagen was obligated to file with the SEC a shelf registration statement covering resales of the 3.5% Subordinated Notes and the shares of Isolagen’s common stock issuable upon the conversion of the 3.5% Subordinated Notes. The shelf registration statement was subsequently declared effective on May 2, 2005. As of December 31, 2008, Isolagen has recorded the 3.5% Subordinated Notes as a current liability on the accompanying consolidated balance sheet as the holders may require Isolagen to purchase all of the 3.5% Subordinated Notes as early as November 2009.
Unsecured Trade Debt. Aside from the 3.5% Subordinated Notes, the majority of the Debtors’ unsecured debt consists of general trade debt for suppliers of goods and services in the approximate amount of $725,000. In addition, the Debtors have certain outstanding debt and obligations related to their lease of their facility and lawsuits that have been commenced against them. Specifically, the Debtors are liable for the payment of $325,000 to settle a derivative lawsuit.
Secured Debt. On April 30, 2009, Isolagen entered into secured promissory notes and security agreements (the “Notes”) with eight lenders pursuant to which Isolagen borrowed an aggregate of $500,417.00 in principal amount. The Notes bear interest at a rate of 20% per annum with principal and interest on the Notes due on the earlier of June 20, 2009 or the date that Isolagen files for voluntary or involuntary bankruptcy.
If an event of default under the Notes occurs, the holders of the Notes may declare the Notes to be due and payable. An event of default will occur: (a) if Isolagen defaults in the payment of the Notes or any other amounts payable to the holders of the Notes; (b) if Isolagen defaults in the performance of or compliance with any material term contained in the agreements pursuant to which the Notes were issued and such default shall not have been remedied within five business days after written notice to Isolagen; or (c) if Isolagen defaults (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on any indebtedness for borrowed money, excluding the interest due May 1, 2009 on Isolagen’s pre-existing subordinated notes. The default rate of interest shall be 25% per annum from the date of any event of default under the Notes.
Isolagen is required to redeem the Notes with a 25% premium on the then outstanding principal plus accrued but unpaid interest, upon the (i) receipt of proceeds from the sale of any assets of Isolagen or any of its subsidiaries, excluding sales in the ordinary course of business by Agera Laboratories, Inc.; (b) receipt of the proceeds from any insurance policy held by Isolagen or any of its subsidiaries or pursuant to which Isolagen or any of its subsidiaries are beneficiaries; and (c) receipt of proceeds from the sale of any equity of Isolagen or its subsidiaries or issuance of any indebtedness of Isolagen or any of its subsidiaries. To secure the repayment of the Notes, Isolagen granted the holders of the Notes a security interest in and a lien on the Company’s 57% equity interest in Agera.
C. Equity Interests
As of May 12, 2009, Isolagen had 42,820,380 common stock shares issued, and 38,820,380 common stock shares outstanding. Further, there were approximately 8,117,000 stock options outstanding. There were also approximately 8,646,000 shares of contingently issuable common shares outstanding related to Isolagen’s $79.2 million of convertible debt (convertible at a common share price equivalent to approximately $9.16). Isolagen also has preferred stock authorized, none of which is issued and outstanding.
D. Events Leading to Bankruptcy
The Debtors have incurred losses since their inception, have never generated significant revenue from commercial sales of their products, and have never been profitable. The Debtors are focused on product development, and has expended significant resources on its clinical trials, personnel and research and development. The Company’s consolidated net losses for the years ended 2008 and 2007 were $31.4 million and $35.6 million, respectively. As of December 31, 2008, the Company had an accumulated development stage net loss attributable to common shareholders of $194.1 million. The Company previously failed its Phase III wrinkle trials in 2005. As a result of this failure, the Company’s $90 million of convertible debt did not convert into equity. Further, the Company utilized its remaining cash resources at the time, which were originally planned to be utilized for a commercial launch had the Phase III trials been successful and approved by the FDA, to re-design and re-perform the Phase III trials. The Company successfully completed the re-performed Phase III trials in late 2008 under a new management team, however, due to the remaining cash position of the Debtors and the $90 million of debt due as early as November 2009, and further compounded by unprecedented economic downturns with respect to the equity and credit markets, the Debtors are now in an untenable financial position.
Isolagen did not make an interest payment of approximately $1.5 million that was due on May 1, 2009 to the holders of $79.24 million in principal amount of subordinated notes and is now in default. Isolagen does not have the cash or available resources to pay the $1.5 million of interest which was due.

Consequently, on June 15, 2009, the Debtors filed for protection under chapter 11 of the Bankruptcy Code to obtain financing and to restructure its current debt structure so that it may continue its product development.
III. THE CHAPTER 11 CASES
On June 15, 2009, (the “Petition Date”), the Debtors each filed a voluntary petition for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Debtors cases are being jointly administered. Please refer to the docket in these Cases for the specific relief granted upon the commencement of these Cases.
Contemporaneously with the filing of the voluntary petitions, the Debtors filed the Restructuring Agreement as Exhibit A to the Declaration of Declan Daly in Support of First Day Motions and Applications. The Restructuring Agreement sets forth the key terms of the Plan agreed upon by the Debtors, Viriathus, and the Participating Holders, which include, Ronald Phillips, Morgan Stanley & Co., Incorporated, Credit Suisse Securities (USA) LLC, Highbridge International, LLC, Akanthos Capital Management LLC, CSS, LLC, Alexandra Global Master Fund Ltd, and Context Advantage Master Fund, L.P. The Restructuring Agreement was negotiated and executed prior to the Petition Date and provides for (a) the deadline for plan solicitation, (b) the treatment of classified and unclassified claims and interests under the Plan, (c) corporate governance post-confirmation, and (d) the terms of the Exit Financing. Generally, the Restructuring Agreement provides for a debt to equity swap. The terms of the Restructuring Agreement represent a heavily-negotiated settlement with the key constituents in these Cases. It was negotiated to attempt provide a recovery to interested parties in these Cases. Absent the compromise set forth in the Restructuring Agreement, the Debtors only alternative would have been to file petitions under chapter 7 of the Bankruptcy Code and to liquidate. The Debtors believe that creditors would be extremely unlikely to receive a Distribution if their assets are liquidated in a chapter 7 cases.
On June 17, 2009, the Bankruptcy Court authorized the Debtors, on an interim basis, to borrow up to $1 million from the DIP Lenders. Upon entry of a final order approving debtor-in-possession financing, the Debtors may borrow up to $2.75 million subject to further increase in the discretion of the DIP Lender to fund the 11-week budget proposed by the Debtors. A final hearing on the Debtors’ request for debtor-in-possession financing is scheduled for July 6, 2009 at 10:30 a.m.
IV. SUMMARY OF THE PLAN
The following is a brief summary of the key provisions of the Plan. Holders of Claims and Interests should refer to the Plan for a more detailed description of the terms thereof.
A. General Framework of the Plan
The purpose of the Plan is to restructure the Debtors’ outstanding indebtedness and equity and resolve the Debtors’ liquidity problems, thereby enhancing the recoveries for the Debtors’ creditors and enabling the Debtors to continue as a going concern and properly focus upon development of their product technology in light of ongoing clinical trial developments in order to develop a licensed, marketable product.

As is set forth more fully below and in the Plan, the Holders of the Allowed DIP Facility Claims have agreed that, in lieu of accepting Cash on account of their Allowed DIP Lender Claims, the DIP Lenders shall receive, together with the Pre-Petition Lenders, their Pro Rata share of up to 61% of the New Common Stock of the reorganized Isolagen debtor, Renuvagen, subject to dilution by the Exit Financing. The DIP Lenders and the Pre-Petition Lenders have also agreed to compensate Viriathus or its assignee 10% of its Pro Rata Distribution of the New Common Stock. To date, the DIP Lenders and Pre-Petition Lenders have not entered into any agreements or reached any understandings with any party other than the Agent, DIP Lender and/or Prepetition Lender with regard to the transfer or other disposition of the New Common Stock that they will receive under this Plan. Following the Effective Date of the Plan, the DIP Lenders and Pre-Petition Lenders may, in their sole and absolute discretion, transfer or otherwise dispose of their shares of New Common Stock.
The Holders of Allowed Other Secured Claims are not impaired and will be paid in full under the Plan, and each Holder of Allowed Claims arising from or relating to the 3.5% Convertible Notes shall each receive its Pro Rata share of an unsecured note in the principal amount of $6 million (the “New Note”) and its Pro Rata share of 33% of the New Common Stock subject to dilution by the Exit Financing.
To facilitate treatment to the Debtors’ general unsecured creditors, whose purported Claims total approximately $1,075,000, the Debtors propose to pay Each Holder of an Allowed General Unsecured Claim, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, their Pro Rata portion of 1% of the New Common Stock, subject to dilution by the Exit Financing.
Finally, no distributions shall be made under the Plan on account of the Old Common Stock and the Intercompany Claims, and any and all liability on account of such Old Common Stock and Intercompany Claims shall be deemed discharged. The Debtors will seek a determination from the Bankruptcy Court that the issuance of the New Common Stock under this Plan shall be exempt from registration under the Securities Act and any state or local law, pursuant to section 1145 of the Bankruptcy Code.
B. Distributions under the Plan
As required by Section 1122 of the Bankruptcy Code, the Plan divides all Claims (other than Administrative Expense Claims, Priority Claims, and DIP Facility Claims) and Interests into separate Classes, based on the similarity of the Holders’ legal rights. The following chart summarizes the proposed distributions to Holders of Claims and Interests under the Plan, as well as the Debtor’s estimate of the value of such recoveries. The information provided herein is solely for ease of reference, and parties should consult the terms of the Plan for specific treatment of each class of Claims and Interests.

Class	Treatment if Allowed	Estimated Recovery
1— Pre-Petition Lender Claims impaired	Subject to and pursuant to the terms of the Plan, the Holders of the Allowed Pre-Petition Lender Claims have agreed that, in lieu of accepting Cash on account of their Allowed Pre-Petition Lender Claims, the Pre-Petition Lenders shall receive, together with the DIP Lenders as set forth in Section 3.06 of the Plan, their Pro Rata share of up to 61% of the New Common Stock of Renuvagen, subject to dilution by the Exit Financing.	Satisfied under New Common Stock

2—Other Secured Unimpaired	On the Distribution Date, each Holder of an Allowed Class 2 Claim shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Other Secured Claim and at Debtors’ exclusive election, either: (i) Cash equal to the amount of such Allowed Other Secured Claim, or (ii) the Collateral which serves as security for such Allowed Other Secured Claim, except to the extent that any Holder of an Allowed Other Secured Claim agrees to less favorable treatment thereof. Upon receipt of the Distribution provided for herein, each Holder of an Allowed Other Secured Claim shall irrevocably release and discharge any and all Liens against the Debtors’ property and Assets.	100%

3—3.5% Unsecured Convertible Notes impaired	Each Holder of an Allowed 3.5% Noteholder Claim shall receive, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed 3.5% Noteholder Claim the following:	Satisfaction under New Common Stock and New Note

(a) its Pro Rata share of an unsecured note in the principal amount of $6 million (the “New Note”). The New Note shall have the following features:

1. Type of Security: Unsecured Debentures

2. Interest: 12.5% payable quarterly in Cash or, at the Reorganized Debtors’ option, 15% payable in kind (“PIK”) by capitalizing such unpaid amount and adding it to the principal as of the date it was due.

3. Maturity Date: June 1, 2012

4. Redemption Rights: At any time prior to the maturity date, the Reorganized Debtors may redeem any portion of the outstanding principal of the New Notes in Cash at 125% of the stated face value of the New Notes.

5. Mandatory Redemption: The Reorganized

Class	Treatment if Allowed	Estimated Recovery
	Debtors will be obligated to redeem all outstanding New Notes upon the following events:

	a) The Reorganized Debtors successfully complete a capital campaign raising in excess of $10,000,000; or

	b) The Reorganized Debtors are acquired by, or sell a majority stake to, an outside party.

	Negative Covenants: The New Notes shall contain customary representations, warranties and covenants, including a covenant that the Reorganized Debtors shall be prohibited from the incurrence of additional debt without obtaining the consent of 66 2/3% of the New Note holders.

	(b.) its Pro Rata share of 33% of the New Common Stock subject to dilution by the Exit Financing.

	(c.) The Plan allows the 3.5% Noteholder Claims in the amount of the outstanding principal and accrued and unpaid interest as of the Petition Date in the approximate aggregate amount of $81 million (plus any other amounts due under the indenture and allowable under the Bankruptcy Code).

4—General Unsecured Claims Impaired	Each holder of an Allowed General Unsecured Claim shall, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed General Unsecured Claim, be paid their Pro Rata portion of 1% of the New Common Stock, subject to dilution by the Exit Financing.	Satisfaction under New Common Stock

5—Old Common Stock impaired	On the Effective Date, all Interests in Old Common Stock shall be cancelled and extinguished under the Plan and Holders thereof shall neither retain nor receive any distribution of property or Assets on account of their Interests.	0%

6—Intercompany Claims impaired	No distributions shall be made under the Plan on account of Intercompany Claims, and any and all liability on account of such Intercompany Claims shall be deemed discharged.	0%
Under a chapter 11 plan, the separate classes of claims and equity interests must be designated either as “impaired” or “unimpaired” by the plan. If a class of claims is “impaired,” the Bankruptcy Code affords certain rights to the holders of such claims, such as the right to vote on the plan (unless the plan provides for no distribution to the holders, in which case, the holder is deemed to reject the plan), and the right to receive under the Chapter 11 plan property of a value that is not less than the value the holder would receive if the debtors were liquidated under Chapter 7.

Under Section 1124 of the Bankruptcy Code, a class of claims or interests is “impaired” unless the plan (i) does not alter the legal, equitable, or contractual rights of the holders or (ii) irrespective of the holders’ acceleration rights, cures all defaults (other than those arising from the debtor’s insolvency, the commencement of the case, or nonperformance of a non-monetary obligation), reinstates the maturity of the claims or interests in the class, compensates the holders for actual damages incurred as a result of their reasonable reliance upon any acceleration rights, and does not otherwise alter their legal, equitable, or contractual rights. Typically, this means the holder of an unimpaired claim will receive on the later of the effective date or the date on which amounts owing are due and payable, payment in full, in cash, with post-petition interest to the extent appropriate and provided under the governing agreement (or if there is no agreement, under applicable non-bankruptcy law), and the remainder of the debtors’ obligations, if any, will be performed as they come due in accordance with their terms. Thus, other than its right to accelerate the debtor’s obligations, the holder of an unimpaired claim will be placed in the position it would have been in had the debtor’s case not been commenced.
The Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code, but it is possible that a Holder of a Claim or Interest may challenge the classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In such event, the Debtors intend, to the extent permitted by the Bankruptcy Court and the Plan, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received in this solicitation for the purpose of obtaining the approval of the reconstituted Class or Classes of which the accepting Holder is ultimately deemed to be a member. Any such reclassification could adversely affect the Class in which such Holder was initially a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan. Furthermore, a reclassification of a Claim or Interest after solicitation of acceptances of the Plan could necessitate a re-solicitation of acceptances of the Plan.
C. Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, and DIP Facility Claims
The Bankruptcy Code does not require classification of certain priority claims against a debtor. In these chapter 11 Cases, these unclassified claims include Administrative Expense Claims, Priority Tax Claims, Priority Non-Tax Claims, and DIP Facility Claims. Each of these Claims will receive the treatment set forth in the Plan, which is also set forth below.
Administrative Expense Claims are not impaired under the Plan. Each Holder of an Allowed Administrative Expense Claim, shall, in full and final satisfaction, release and discharge of and in exchange for such Allowed Administrative Expense Claim, be paid either (i) in Cash, in the amount of the Allowed Administrative Expense Claim on the later of (x) the Effective Date or as soon thereafter as is reasonably practicable and (y) the date such Allowed Administrative Expense Claim becomes Allowed, or due and payable in the ordinary course of business or (ii) on such other terms and conditions as may be agreed upon between the Holder of the Allowed Administrative Expense Claim, the Debtors, and Viriathus.

Priority Non-Tax Claims are not impaired under the Plan. Each Holder of an Allowed Priority Non-Tax Claim shall, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Non-Tax Claim, receive Cash in the amount of the Allowed Priority Non-Tax Claim, except to the extent that any Holder of an Allowed Priority Non-Tax Claim agrees to less favorable treatment thereof, on the later of (x) the Effective Date or as soon thereafter as is reasonably practicable and (y) the date such Allowed Administrative Expense Claim becomes Allowed.
Priority Tax Claims are not impaired under the Plan. Each Holder of an Allowed Priority Tax Claim shall, in full and final satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, be paid in full through deferred Cash payments in an aggregate principal amount equal to the amount of the Allowed Priority Tax Claim plus interest on the unpaid portion at the rate of 4% per annum from the Effective Date through the date of payment thereof which may be as long as 5 years from the order for relief in these Cases, except to the extent that any Holder of an Allowed Priority Tax Claim agrees to less favorable treatment thereof.
Pursuant to Section 1129(a)(9)(A) of the Bankruptcy Code, each Holder of an Allowed DIP Facility Claim is entitled to receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed DIP Facility Claim, Cash equal to the Allowed amount of such Claim, except to the extent that such Holder of a particular DIP Facility Claim has agreed to less favorable treatment of such claim. Under the Plan, and pursuant to the settlements and compromises set forth therein, the DIP Facility Claims shall be Allowed in the DIP Facility Maximum Repayment. Subject to and pursuant to the terms of the Plan, the Holders of the Allowed DIP Facility Claims have agreed that, in lieu of accepting Cash on account of their Allowed DIP Lender Claims, the DIP Lenders shall receive, together with the Pre-Petition Lenders as set forth in Section 4.01 of the Plan, their Pro Rata share of up to 61% of the New Common Stock of Renuvagen, subject to dilution by the Exit Financing.
D. Exit Financing
On the Effective Date, the Reorganized Debtors may issue New Common Stock in Renuvagen to the Plan Funders in exchange for $2 million to fund the Reorganized Debtors’ continued operations and the distributions that the Reorganized Debtors must make pursuant to the terms of this Plan. This New Common Stock will be issued at 1 1/2 times the DIP Facility conversion valuation on Schedule A included in the Plan Supplement.
Rights of participation as a Plan Funder shall be extended the DIP Lenders, the Pre-Petition Lenders, and the 3.5% Convertible Noteholders in the amount of $2,000,000.00. A right to participate in future financings of the Reorganized Debtors (other than with respect to (x) issuances pursuant to option or employee plans (y) the sale of equity or equity-linked securities by the Reorganized Debtors pursuant to a bona fide, firm underwriting public offering, or (z) the issuance of equity or equity-linked securities by the Reorganized Debtors in connection with a bona fide strategic alliance, so long as the equity being offered does not exceed 5% of the equity on a fully-diluted basis immediately prior to such issuance) are extended to (i) the 3.5%

Convertible Noteholders, (ii) the Pre-petition Lenders, and (iii) the DIP Lenders (collectively, the “Covered Investors”) such that, for any equity or equity-linked capital raise done by the Reorganized Debtors, the Covered Investors will have the right to invest in such raise up to an amount that would allow them to preserve their existing equity ownership stake on a fully-diluted basis.
E. Management Incentive Plan
The management team of the Reorganized Debtors and their subsidiaries shall receive 5% of the New Common Stock, subject to dilution by the Exit Financing. The management team’s equity state shall be subject to a two-year vesting schedule whereby 50% shall vest on the Effective Date, 25% shall vest on the first anniversary, and 25% shall vest on the second anniversary. The management incentive plan shall be subject to documentation in a form acceptable to the management team and binding upon the Reorganized Debtor on the Effective Date, with such documentation provided on, or prior to, the deadline for submission of the Plan Supplement; provided, however, that the management incentive plan need not be filed with the Bankruptcy Court.
F. Permanent Injunction, Release & Exculpation
The Plan provides for the release of claims by parties in interest in these cases and the release of other claims and causes of action. Each Holder of a Claim or Interest should review and consider the terms and conditions of Section 10 of the Plan. If the Plan is confirmed, the applicable parties in interest will be bound by the releases and injunctions set forth in the Plan. In order to give notice to all parties of these provisions, the releases and injunctions set forth in the Plan are reprinted below:
I. Discharge of Claims:
As of the Effective Date, except as provided in the Confirmation Order or otherwise provided herein, the rights afforded under this Plan and treatment of Claims and Old Common Stock under the Plan shall be in exchange for and complete satisfaction, discharge and release of all Claims from the beginning of time through the Effective Date. Except as otherwise provided in the Plan, or the Confirmation Order, Confirmation shall, as of the Effective Date, discharge the Debtors from all Claims or other debts that arose before the Effective Date, including, but not limited to, all debts of the kind specified in Bankruptcy Code Sections 502(g), 502(h) or 502(i), whether or not (i) a proof of claim based on such debt is filed or deemed filed pursuant to Bankruptcy Code Section 501, or (ii) a Claim based on such debt is Allowed pursuant to Bankruptcy Code Section 402, or (iii) the Holder of a Claim based on such debt has accepted the Plan. As of the Effective Date, except as otherwise provided in the Plan, or the Confirmation Order, all Entities shall be precluded from asserting against the Debtors or Reorganized Debtors, or their respective successors or property, any other or further Claims, demands, debts, rights, causes of action, liabilities or equity interests based upon any act, omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in this Plan, or Confirmation Order, the Confirmation Order shall be a judicial determination, as of the Effective Date pursuant to Bankruptcy Code Sections 524 and 1141, of discharge of all such Claims against the Debtors and such discharge shall void any judgment obtained against the Debtors or the Reorganized Debtors at any time, to the extent that such judgment relates to a discharged Claim.
II. Injunction:
Except as otherwise set forth in this Plan, on and after the Effective Date, all persons and entities that have held, hold, or may hold (a) any Claim against, or Interest in, the Debtors which arose prior to the Effective Date shall be permanently enjoined from and against: (i) commencing or continuing in any manner any suit, action or other proceeding of any kind against the Debtors, the Reorganized Debtors, their respective affiliates, shareholders, accountants, direct or indirect subsidiaries, agents, attorneys, advisors, (and with regard to all of the foregoing entities, their officers and directors), and/or the estates (collectively, the “Permanent Injunction Parties”) with respect to any such Claim or Interest; (ii) the enforcement, attachment, collection, or recovery by any manner or means of any judgment, award, decree, or order against the permanent injunction parties; (iii) creating, perfecting or enforcing any lien or encumbrance of any kind against the permanent injunction parties or against any of their properties or interests in property with respect to such Claim or Interest; and (iv) asserting any right of setoff against any obligation due from the permanent injunction parties or against any property or interest in property of the Debtors or the Reorganized Debtors with respect to any such Claim or Interest; and (b) any Claim, right, action, cause of action against or Interest in the Debtors, the Reorganized Debtors, or the Estates which shall have arisen prior to the confirmation date shall be permanently enjoined from and against commencing or continuing any suit, action, or proceeding against, asserting or attempting to recover any claim against or interest in, or otherwise affecting the permanent injunction parties with respect to any matter that is the subject of this plan.
III. Exculpation and Limitation of Liability:
None of the Debtors, the Agent, the Pre-Petition Lenders, the DIP Lenders or the Plan Funders or any of the respective shareholders, members, officers, directors, employees, agents, attorneys, consultants, lenders, investment bankers, accountants and affiliates (and each of their respective shareholders, members, officers, directors, employees, agents, attorneys, consultants, lenders, investment bankers, accountants and affiliates of the foregoing, in their respective capacities as such) shall have or incur any liability to any Holder of a Claim or Old Common Stock for any act or omission in connection with, related to, or arising out of, the Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and, in all respects, the Debtors, the Agent, the DIP Lenders, the Pre-Petition Lenders and the Plan Funders shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
IV. Releases:
(a) Compromise of Controversies. Pursuant to Bankruptcy Rule 9019, and in consideration for the classification, distribution and other benefits provided under the Plan, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests and controversies resolved pursuant to the Plan, including, without limitation, all Claims and Interests arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, by or against the Debtors, the Agent, the DIP Lenders, the Pre-Petition Lenders and the Plan Funders, arising out of, relating to or in connection with the business or affairs of or transactions with the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, creditors, equity holders, and other parties in interest, and are fair, equitable and within the range of reasonableness. The provisions of the Plan, including, without limitation, its release, injunction, exculpation and compromise provisions, are mutually dependent and non-severable. If the Plan is confirmed, the applicable parties in interest will be bound by the releases and injunctions set forth in the Plan.
(b) Releases by the Debtors. As of the Effective Date, the Debtors and their estates hereby waive, release and discharge (i) the DIP Lender, (ii) the Pre-Petition Lenders; (iii) the Agent, (iv) the Plan Funders and (v) the Debtors’ present and former officers and directors, and (iv) each of the respective shareholders, members, officers, directors, employees, agents, attorneys, consultants, lenders, investment bankers, accountants and affiliates in their respective capacities as such of the parties released in clauses (i), (ii), and (iii) of this Section, from any Claim, obligation, right, Cause of Action or liability, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction or occurrence from the beginning of time through the Effective Date in any way relating to the Debtors, the Cases or the Plan.
(c) Releases by Holders of Claims or Interests. On the Effective Date, the Debtors, the Reorganized Debtors, the Agent, DIP Lender, the Pre-Petition Lenders and the Plan Funders and their respective affiliates, direct or indirect subsidiaries—along with the present and former officers, directors, agents, shareholders, attorneys, accountants, the estates, and advisors of each of the foregoing (the “Released Parties”) will automatically be released from all Claims and Causes of Action of every kind and nature, from the beginning of time through the Effective Date for all acts and omissions occurring both before and after the Petition Date, whether known or unknown, that may be asserted by: (i) the Released Parties; (ii) any Holder of a Claim or Interest in Classes 1, 2, 3, 4, and 6; (iii) Holders of Priority Claims and Holders of Administrative Expense Claims; (iv) the Agent; and (v) the DIP Lenders that in any way relate to, or arise in connection with, the Debtors, the Reorganized Debtors, or these Cases—including, without limitation, the Debtors’ present and former businesses, operations, or financing. The release provisions set forth in this section shall act as an injunction against any entity commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Causes of Action satisfied, released, or discharged under this Plan. This injunction (the “Injunction”) shall apply regardless of whether a Proof of Claim or interest based on such Claim, debt, liability, or Interest is filed or allowed, or whether such entity voted to accept or reject this Plan except for parties in Classes 1, 3, and 4 who submit a ballot indicating that they opt out of this release. Without in any way limiting the foregoing, all Injunctions or stays entered in these Cases and existing immediately prior to the Confirmation Date shall remain in full force and effect until the Effective Date. This release in this subsection binds all parties in interest except for: (i) parties in Classes 1, 3, and 4 who submit a ballot indicating that they opt out of this release, and (ii) Holders of Interests in Class 5.

The foregoing release shall not apply to any duties, obligations, responsibilities, claims or causes of action that in any way relate to, or arise in connection with the Exit Facility.
V. Injunction Related to Releases and Exculpation:
The Confirmation Order will permanently enjoin the commencement or prosecution by any person or entity, whether directly, derivatively or otherwise, of any claims, obligations, suits, judgments, damages, debts, rights, causes of action or liabilities released pursuant to this Plan, including, but not limited to the claims, obligations, suits judgments, damages, demands, debts, rights, causes of action or liabilities released in Article 10 of this Plan.
***
The terms of the Restructuring Agreement, which form the terms of the Plan, represent a heavily-negotiated settlement with the key constituents in these Cases. It was negotiated to attempt to provide a recovery to interested parties in these Cases. Absent the compromise set forth in the Restructuring Agreement, which set forth the terms which comprise the Plan, the Debtors only alternative would have been to file petitions under chapter 7 of the Bankruptcy Code and to liquidate. The Debtors believe that creditors would be extremely unlikely to receive a Distribution if their assets are liquidated in a chapter 7 case. Therefore, the Plan is a compromise under Bankruptcy Rule 9019.
G. Bar Date
The Bar Date shall be set by Order of the Bankruptcy Court prior to the Confirmation of the Plan as the Bar Date—i.e., last date by which any Holder of a Claim or Interest, including Administrative Expense Claims pursuant to section 503(b)(9) of the Bankruptcy Code, can assert Claims against the Debtors arising prior to the Petition Date. If a Claim or Interest is not scheduled or is scheduled as disputed, contingent, or unliquidated, the Holder of such claim or interest shall file with this Court a Proof of Claim or Interest (as applicable) or a motion for allowance of an Administrative Claim. All requests for allowance of an Administrative Claim shall be made by Motion to this Court.
Any motions for allowance of an Administrative Expense Claims not arising under section 503(b)(9) of the Bankruptcy Code and not constituting Professional Fees shall be filed by the later of: (i) 30 days after such Claim is incurred, or (ii) 30 days after the Confirmation Date. Service of the Confirmation Order shall constitute reasonable and adequate notice of the Bar Date for Administrative Expense Claims not arising under section 503(b)(9) of the Bankruptcy Code. After the Bar Date, all parties and Entities who fail to file a proof of claim or interest (as applicable) or a motion for allowance of an Administrative Claim shall not be treated as a creditor with respect to such claim or interest (or Administrative Expense Claim) for the purposes of voting and distribution.
After the Bar Date, all parties and entities shall be permanently enjoined from asserting any Claim against, or Interests in, the Debtors, or the Estates, absent further Order of this Court.

H. Executory Contracts
The Reorganized Debtors shall identify any Executory Contracts to be assumed as of the Effective Date and the amount of cure payments to be provided by Reorganized Debtors in accordance with Bankruptcy Code section 365(b)(1) prior to approval of the Disclosure Statement. Objections to any proposed cure payment must be made by the Voting Deadline and shall be determined, if necessary, at the Confirmation Hearing. A party to an assumed Executory Contract that has not filed an appropriate pleading with the Bankruptcy Court on or before the objection deadline set by the Bankruptcy Court shall be deemed to have waived its right to dispute such amount. The Debtors and the Reorganized Debtors reserve the right to reject any Executory Contract that is listed by the Debtors as an Executory Contract to be assumed. All unpaid cure payments under any Executory Contracts that are assumed or under the Plan shall be made by Reorganized Debtors as soon as practicable after the Effective Date, provided, that, in the event that there is a dispute regarding the amount of any cure payments, the Reorganized Debtors shall make such cure payments as may be required by Bankruptcy Code Section 365(b)(1) within ten (10) days following the entry of a Final Order resolving such dispute.
Each Executory Contract of the Debtors that has not expired by its own terms prior to the Effective Date, that has not been assumed or rejected during these chapter 11 Cases prior to the Effective Date, and is not listed by the Debtors as a Executory Contract to be assumed or is not included in a motion to reject such Executory Contract prior to the Effective Date, shall be deemed rejected by the Debtors pursuant to Bankruptcy Code Section 365 on the Effective Date.
All proofs of claim with respect to Claims arising from the rejection of Executory Contracts shall be filed with the Bankruptcy Court on or before the date established as the last date therefor by the Bar Date Order or other order of the Bankruptcy Court. Any proof of claim that is not timely-filed shall be released, discharged and forever barred from assertion against the Debtors, or their Assets, or Reorganized Debtors.
I. Consolidation for Distribution and Voting Purposes
On the Effective Date, the Estate of each of the Debtors shall be deemed consolidated with each other such that the assets and liabilities of each of the Debtors shall be merged solely for the purposes of Distribution, voting and Confirmation of the Plan. As a consequence, any guaranties by one of the Debtors of the obligations of the other or any joint obligations shall be deemed liquidated so that the Holder of such Claims shall have one Claim against the consolidated Debtors and shall be deemed to be a single obligation. Additionally, each and every proof of claim filed or to be filed in either case shall be deemed filed against the consolidated Estate. Notwithstanding the foregoing, the deemed consolidation of the Estate shall not affect the legal and organizational structure of the Debtors.
V. CONFIRMATION AND CONSUMMATION OF THE PLAN
Under the Bankruptcy Code, the following steps must be taken to confirm and implement the Plan.

A. The Confirmation Hearing
The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for August 27, 2009 at 2:00 p.m. (Prevailing Eastern Time), before the Honorable Mary F. Walrath, United States Bankruptcy Judge at the United States Bankruptcy Court, 824 Market Street, Fifth Floor, Courtroom Four, Wilmington, Delaware 19801.
B. Confirmation of the Plan
At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of Section 1129 of the Bankruptcy Code are met. These requirements are briefly summarized below.
1. Compliance with the Bankruptcy Code (Sections 1129(a)(1) and 1129 (a)(2))
The Debtors believe that the Plan complies with all the relevant provisions of the Bankruptcy Code and that they have complied with the requirements of the Bankruptcy Code in proposing the Plan.
2. Good Faith (Section 1129(a)(3))
The Debtors have proposed the Plan in good faith and not by any means forbidden by law. At the Confirmation Hearing, the Debtors will present evidence of their good faith.
3. Court Approval of Payments (Section 1129(a)(4))
The Plan provides for obtaining the Bankruptcy Court’s approval of any payment made or to be made by the Debtors for services or for costs and expenses in or in connection with these Cases, or in connection with the Plan and incident to these Cases.
4. Disclosure of Directors and Officers (Section 1129(a)(5))
Pursuant to Bankruptcy Code Section 1129(a)(5), the Debtors will disclose, as part of its plan supplement, the identity and affiliations of any other person proposed to serve on the initial board of directors of Reorganized Debtors, and, to the extent such person is an insider other than by virtue of being a director, the nature of any compensation for such person. The classification and composition of the board of Reorganized Debtors shall be consistent with the New Articles of Incorporation. The Debtors assert that the appointment of such individuals will be consistent with the interests of the Debtors’ Claims and Interest Holders and with public policy.
5. Approval of Rate Change (Section 1129(a)(6))
Section 1129(a)(6) of the Bankruptcy Code does not apply to the Debtors.
6. Best Interests Test (Section 1129(a)(7))
With respect to each impaired Class of Claims and Interests, the Bankruptcy Code requires that in order for the Plan to be confirmed, each Holder of a Claim or Interest either (a)

accept the Plan; or (b) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. To determine what Holders of Claims and Interests of each impaired Class would receive if the Debtors were liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtors’ Assets and properties in the context of a chapter 7 liquidation case. The cash amount that would be available for satisfaction of unsecured non-priority Claims and Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered cash held by the Debtors at the time of the commencement of the liquidation case and litigation recoveries, if any. Such cash amount would be reduced by the amount of the costs and expenses of the liquidation and by such additional administrative and priority claims that might result from the termination of the Debtors’ business and the use of chapter 7 for the purposes of liquidation.
The Debtors’ costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, Claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of these Cases. The foregoing types of Claims and other Claims that might arise in a liquidation case or result from these pending Cases, including any unpaid expenses incurred by the Debtors during these Cases such as compensation for attorneys, financial advisors, and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay pre-petition general unsecured claims.
To determine if the Plan is in the best interests of each impaired class, the present value of the distributions from the proceeds of a liquidation of the Debtors’ unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, are then compared with the value of the property offered to such Classes of Claims and Equity Interests under the Plan.
After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in these Cases, including: (a) the liens asserted in and to the Debtors’ assets by the Pre-Petition Lenders; (b) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee; (c) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; and (d) the substantial increases in claims which would be satisfied on a priority basis or on parity with creditors in these cases, the Debtors have determined that confirmation of the Plan will provide each Holder of an Allowed Claim or Interest with a recovery that is not less than such Holder would receive pursuant to liquidation of the Debtors under chapter 7.
The Debtors also believe that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims and Priority Tax Claims, would be less than the value of distributions under the Plan because such distribution in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for years after the completion of such liquidation to resolve Claims and prepare for distributions. In the likely event litigation was necessary to resolve Claims asserted in the chapter 7 case, the delay could be prolonged.
The Liquidation Analysis of the Debtors and prepared by the Debtors’ financial advisor is attached as an Exhibit hereto. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtors’ financial advisors, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtors. The Liquidation Analysis is also based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtors were, in fact, to undergo such a liquidation.
7. Confirmation of a Consensual Plan (Section 1129(a)(8))
Section 1129(a)(8) requires that to confirm a consensual Plan, each class must be unimpaired or vote to accept the plan. In these Cases, if each Class does not satisfy this requirement, then the Plan may be confirmed as a non-consensual plan under Sections 1129(a)(10) and 1129(b) as long as the requirements below are satisfied.
8. Treatment of Claims Entitled to Priority (Section 1129(a)(9))
The Plan provides for the treatment of Administrative Expense Claims and Priority Claims in the manner required by Section 1129(a)(9) of the Bankruptcy Code.
9. Confirmation of a Nonconsensual Plan (Sections 1129(a)(10) and 1129(b))
In the event that any impaired Class of Claims or Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan if all other requirements under Section 1129(a) of the Bankruptcy Code are satisfied, and if, with respect to each impaired Class which has not accepted the Plan, the Bankruptcy Court determines that the Plan does not “discriminate unfairly” and is “fair and equitable” with respect to such Class. Confirmation under Section 1129(b) of the Bankruptcy Code requires that at least one impaired Class of Claims accept the Plan, excluding any acceptance of the Plan by an “insider” (as that term is defined in Section 101 of the Bankruptcy Code). The Debtor intends to seek confirmation of the Plan notwithstanding the non-acceptance of one or more impaired Classes.
The Bankruptcy Code does not define what is meant by “does not discriminate unfairly,” but it is generally interpreted to mean that similarly-situated creditors or interest holders must receive similar consideration under the plan. The Bankruptcy Code provides a non-exclusive definition of the phrase “fair and equitable,” as follows:
Secured Claims
The condition that a plan be “fair and equitable” with respect to a non-accepting class of secured claims includes the requirements that (a) the holders of such secured claims retain the liens securing such claims to the extent of the allowed amount of the claims, whether the property subject to the liens is retained by the debtor or transferred to another entity under the plan and (b) each holder of a secured claim in the class receives deferred cash payments totaling at least the allowed amount of such claim with a present value, as of the effective date of the plan, at least equivalent to the value of the secured claimant’s interest in the debtor’s property subject to the liens.
Unsecured Claims
The condition that a plan be “fair and equitable” with respect to a non-accepting class of unsecured claims includes the following requirement that either: (i) the plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claim; or (ii) the holder of any claim or interest that is junior to the claims of such class will not receive or retain under the plan on account of such junior claim or interest any property.
Equity Interests
The condition that a plan be “fair and equitable” with respect to a non-accepting class of equity interests includes the requirements that either: (a) the plan provide that each holder of an equity interest in such class receive or retain under the plan, on account of such equity interest, property of a value, as of the effective date of the plan, equal to the greater of (i) the allowed amount of any fixed liquidation preference to which such holder is entitled; (ii) any fixed redemption price to which such holder is entitled; or (iii) the value of such interest; or (b) if the class does not receive such an amount as required under (a), no class of equity interests junior to the non-accepting class may receive a distribution under the plan.
The Debtors believe that the Plan would not discriminate unfairly against, and is fair and equitable with respect to, any non-accepting Class of Claims or Interests.
10. Feasibility (Section 1129(a)(11))
The Bankruptcy Code permits a plan to be confirmed if the Bankruptcy Court finds that it is not likely to be followed by liquidation or the need for further financial reorganization, unless the plan itself provides for a liquidation. This requirement is the so-called “feasibility test.” The Plan provides that the Reorganized Debtors will emerge with sufficient Cash and Exit Financing to satisfy, in full, all payments required under the Plan. The Debtors will not accept Exit Financing unless it is sufficient to fund ongoing operations and satisfy, in full, all payments required under the Plan. The Reorganized Debtors intend on raising additional funds post-confirmation to assist in the ongoing development of its assets and to pay its bills as they come due. Confirmation of the Plan is a necessary predicate to raising such additional financing and will make such financing more readily accessible given the significant restructuring of the balance sheet and elimination of pre-petition debt. The Debtors therefore believe that the proposed Exit Financing and the expected post-confirmation capital raising will be sufficient for the Debtors to satisfy their obligations under the Plan and to operate their businesses. The Debtors will provide evidence at the Confirmation Hearing that the post-confirmation financing is achievable and will be sufficient to satisfy Section 1129(a)(11).
The Debtors’ businesses successfully completed and re-performed the within-referenced new Phase III trials in late 2008 under a new management team and would like to move forward with the marketing and development of said product technology. As previously described, the Debtors are in the process of seeking approval from the Food and Drug Administration for their lead product candidate. At present, the Debtors anticipate that this approval will be provided in January 2010, assuming the process progresses at its currently anticipated pace and that no major unanticipated delays are encountered. Upon receiving approval from the FDA, the Debtors will be required to seek substantial funding to allow the Debtors to market its product. Conversely, the Debtors may seek to sell their assets (including the FDA approved technologies) to, or partner with, a party that has the financial wherewithal and industry experience to bring an approved product to market.
11. Payment of Statutory Fees (Section 1129(a)(12))
All fees payable pursuant to Section 1930 of title 28 of the United States Code in connection with these Cases, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.
12. Retiree Benefits (Section 1129(a)(13))
Section 1129(a)(13) of the Bankruptcy Code contains certain requirements governing non-pension “retiree benefits” that do not apply to the Debtor.
C. Consummation of the Plan
The Plan will be consummated on the Effective Date. The Effective Date shall be determined and set by the Debtors after the Confirmation Date and shall be a Business Day upon which the conditions precedent to effectiveness of the Plan are satisfied or waived.
VI. RISK FACTORS TO BE CONSIDERED
The Holders of impaired Claims against the Debtors should carefully consider the following factors before deciding whether to vote to accept or reject the Plan.
A. Certain Risks of Non-Confirmation
The Plan sets forth certain conditions precedent to the Bankruptcy Court entering the Confirmation Order, which are as follows:
(a) The Debtors shall have reviewed and updated all financial projections, and such financial projections shall be acceptable in form and substance to Agent and the Debtors, in their sole and absolute discretion.
(b) The Post Petition Credit Agreement shall be in full force and effect without any defaults having occurred that have not been waived by Agent.
(c) The Confirmation Order shall be acceptable in form and substance to the Debtors and the Agent, in their sole and absolute discretion.
(d) The Disclosure Statement Approval Order shall have been entered.
(e) There shall have occurred no Material Adverse Changes.

Even if all of the conditions to confirmation are satisfied, the Plan may not be consummated if any of the conditions precedent to the Effective Date, as are set forth in the Plan, are not met. In addition, the Debtors will emerge from bankruptcy with a need for capital. There is a risk that the anticipated additional funding will not be available to the Debtors, or that there will not be sufficient funding available for the Debtors to obtain the FDA approval set forth above, or that there will not be sufficient funding available for the Debtors to continue to seek the FDA approval set forth above. Based upon the current financial projections that are set forth in the Budget attached hereto as Exhibit D, the Debtors anticipate that the Exit Financing will fund their continued operations for a period of 2-3 months subsequent to the Effective Date of the Plan. As is set forth above, the Debtors believe that after the Effective Date, additional funding may be more readily accessible; for, the Reorganized Debtors will have significantly reduced its liabilities and will possess a much less cumbersome equity structure. However, the Debtors do not currently have firm commitments that any funding will be available to them.
Additionally, even if the required acceptances of each of Class 1, 3, and 4 are received, the Bankruptcy Court might find that the solicitation of votes or the Plan did not comply with the solicitation requirements made applicable by Section 1125 of the Bankruptcy Code. In such an event, the Debtors may seek to re-solicit acceptances, but confirmation of the Plan could be substantially delayed and possibly jeopardized. The Debtors believe that their solicitation of acceptances of the Plan complies with the requirements of Section 1125 of the Bankruptcy Code, that duly executed Ballots and master ballots will be in compliance with applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and that, if sufficient acceptances are received, the Plan should be confirmed by the Bankruptcy Court.
The Debtors will request that the Bankruptcy Court confirm the Plan under Bankruptcy Code Section 1129(b). Section 1129(b) permits confirmation of the Plan despite rejection by one or more impaired classes if the Bankruptcy Court finds that the Plan “does not discriminate unfairly” and is “fair and equitable” as to the non-accepting class or classes. Classes 5 and 6 are fully impaired and will not receive or retain any property under the Plan. Because Classes 5 and 6 are deemed not to have accepted the Plan, the Debtors will request that the Bankruptcy Court find that the Plan is fair and equitable and does not discriminate unfairly as to such Classes (and any other class that fails to accept the Plan).
Should the Bankruptcy Court fail to confirm the Plan, the Debtors would then consider all financial and other alternatives available to it at that time. Pursuit of any such alternative could result in a protracted and non-orderly reorganization with all the attendant risk of adverse consequences to the Debtors and their ultimate ability to function effectively and competitively.
If the Plan, or a plan determined by the Bankruptcy Court not to require re-solicitation of acceptances by Classes, were not to be confirmed, it is unclear whether a reorganization could be implemented and what Holders of Claims and Interests would ultimately receive with respect to their Claims and Interests. If an alternative reorganization could not be agreed upon, it is possible that the Debtors would have to liquidate assets, in which case Holders of Claims and Interests could receive less than they would have received pursuant to the Plan.

B. Risks of Non-Consummation of Plan
Even if all of the conditions to confirmation are satisfied, the Plan may not be consummated if any of the conditions precedent to the Effective Date, as are set forth in the Plan, are not met. In addition, the Debtors will emerge from bankruptcy with a need for capital. There is a risk that the anticipated additional funding will not be available to the Debtors, or that there will not be sufficient funding available for the Debtors to obtain the FDA approval set forth above, or that there will not be sufficient funding available for the Debtors to continue to seek the FDA approval set forth above. Based upon the current financial projections that are set forth in the Budget attached hereto as Exhibit D, the Debtors anticipate that the Exit Financing will fund their continued operations for a period of 2-3 months subsequent to the Effective Date of the Plan, without regard to the post Effective Date financing which will be sought by the Reorganized Debtors, which the Debtors expect to obtain. As is set forth above, the Debtors believe that after the Effective Date, additional funding will be more readily accessible because the Reorganized Debtors will have significantly reduced its liabilities and will possess a much less cumbersome equity structure. However, the Debtors do not currently have firm commitments that any funding will be available to them.
C. Risks Associated with New Common Stock
The ultimate recoveries under the Plan to holders of Claims against the Debtors depend upon the realizable value of the New Common Stock to be issued under the Plan. The realizable value of the New Common Stock is subject to a number of material risks, including, but not limited to, those specified below. These factors assume that the Plan is approved by the Bankruptcy Court and that all conditions precedent to the Confirmation Date and the Effective Date are satisfied and/or waived pursuant to the Plan.
The New Common Stock will be issued pursuant to the Plan. Some of the recipients may prefer to liquidate their investment rather than hold it on a long term basis. The prices at which the New Common Stock may trade will depend upon a number of factors, including industry conditions, the performance of, and investor expectations for, the Reorganized Debtors, and market factors, such as the number of holders who may wish to dispose of their stock to raise funds or recognize losses for tax purposes or otherwise as well as the projected success of the product technology in future clinical trials.
The Debtor anticipates that dividends may not be paid with respect to the New Common Stock.
THE DEBTORS MAKE NO REPRESENATIONS OR WARRANTIES THAT THE NEW COMMON STOCK WILL BE FULLY TRADEABLE. ALL PARTIES SHOULD DRAW THEIR OWN CONCLUSIONS REGARDING THE TRANSFERABILITY OF THE NEW COMMON STOCK. NOTHING CONTAINED HEREIN SHALL BE INTERPRETED AS AN INDICATION THAT THE NEW COMMON STOCK IS TRADEABLE.

VII. EXEMPTIONS FROM SECURITIES ACT REGISTRATION
A. Generally:
Section 1145 of the Bankruptcy Code creates an exemption from the registration and licensing requirements of the Securities Act of 1933 (the “Securities Act”) and the corresponding provisions of the state securities laws (together with the Securities Act, the “securities laws”) for the issuance and certain resales of the securities issued in connection with a Chapter 11 plan.
B. Initial Issuance of New Common Stock under the Plan
Section 1145(a) of the Bankruptcy Code provides that the securities registration and qualification requirements of the securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a claim against or interest in the debtor.
THE DEBTORS MAKE NO REPRESENATIONS OR WARRANTIES WITH RESPECT TO SECTION 1145(a) OF THE BANKRUPTCY CODE. THE DEBTORS ARE SEEKING APPROVAL FROM THE BANKRUPTCY COURT OF THE ISSUANCE OF THE NEW COMMON STOCK UNDER EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY STATE OR LOCAL LAW PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE; HOWEVER THE DEBTORS CANNOT GUARANTEE THAT SUCH EXEMPTION WILL APPLY OR WILL BE GRANTED. ALL PARTIES SHOULD DRAW THEIR OWN CONCLUSIONS REGARDING THE TRANSFERABILITY OF THE NEW COMMON STOCK AND THE APPLICABILITY OF SECTION 1145(a) TO THE ISSUANCE OF THE NEW COMMON STOCK. NOTHING CONTAINED HEREIN SHALL BE INTERPRETED AS AN INDICATION THAT THE NEW COMMON STOCK IS TRADEABLE OR EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ANY STATE OR LOCAL LAW PURSUANT TO SECTION 1145 OF THE BANKRUPTCY CODE.
The views of the SEC have not been sought in this particular case and, therefore, the Debtors can give no assurances regarding the current position of the SEC on ordinary trading transactions. The Debtors have not sought any advice from the staff of the SEC with respect to such transactions.
THE DEBTORS HAVE NOT SOUGHT A “NO-ACTION” LETTER FROM THE SEC OR ANY STATE SECURITIES COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.
Section 1145 of the Bankruptcy Code generally exempts from registration the offer or sale of a debtor’s securities of those or an affiliate of, or a successor to, the debtor under a chapter 11 plan if such securities are offered or sold in exchange for a claim against, or interest in, or a claim for an administrative expense concerning such debtor. The Debtors will seek an Order of the Bankruptcy Court seeking the issuance of the New Common Stock to the Creditors who are entitled to the same under the Plan pursuant to Section 1145(a) of the Bankruptcy Code. Therefore, under Section 1145 of the Bankruptcy Code, the issuance of the New Common Stock and the subsequent resale of such securities by entities that are not “underwriters” (as defined in Section 1145(b) of the Bankruptcy Code, a “Section 1145 Underwriter”) may not be subject to the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”) or equivalent state securities laws. Thus, such shares may be deemed to have been issued in a registered public offering under the Securities Act and, therefore, may be resold by any holder thereof without registration under the Securities Act pursuant to the exemption provided by section 4(1) thereof unless the holder is a Section 1145 Underwriter. In addition, such securities generally may be resold by the recipients thereof without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states.
Section 1145(b) of the Bankruptcy Code generally defines “underwriter” for purposes of the Securities Act as one who (a) purchases a claim with a view to distribution of any security to be received in exchange for the claim, (b) offers to sell securities issued under a plan for the holders of such securities, (c) offers to buy securities issued under a plan from persons receiving such securities, if the offer to buy is made with a view to distribution of such securities, (d) is an issuer (in this case, the Reorganized Debtor) of the securities within the meaning of section 2(11) of the Securities Act. The reference contained in Bankruptcy Code §1145(b)(1)(D) to Section 2(11) of the Securities Act includes as Section 1145 Underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with, an issuer or securities. “Control” (as defined in Rule 405 under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through ownership of voting securities, by contract, or otherwise. Moreover, the legislative history of Section 1145 of the Bankruptcy Code suggests that a creditor that owns at least ten percent (10%) of the securities of the Reorganized Debtor is a presumptive “control person” of the Reorganized Debtor. To the extent that persons deemed to be “underwriters” receive New Common Stock, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law.
Because of the subjective nature of the question of whether a particular holder may be an underwriter, the Debtors make no representations concerning the ability of any person to dispose of the securities to be distributed under the Plan. Each recipient of securities under the Plan should consult its own legal advisor as to whether resales of such recipient’s securities are lawful under federal and state securities laws.
VIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
If the Plan is not confirmed and consummated, the alternatives for resolution of the Debtors’ chapter 11 cases include (a) liquidation of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, and (b) the preparation and presentation of an alternative plan or plans of reorganization.

A. Liquidation under Chapter 7 or Chapter 11
If no chapter 11 plan can be confirmed, these Cases may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtors. A discussion of the effect that a chapter 7 liquidation would have on the recovery of holders of Claims and Equity Interests is set forth in Section V.B.6 herein. The Debtors believe that liquidation of the Debtors under chapter 7 would result in (i) smaller distributions being made to creditors than those provided in the Plan because of the additional administrative expenses involved in the appointment of a trustee, and attorneys and other professionals to assist such trustee, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtors’ operations, and (iii) the failure to realize the greater going concern value of the Debtors’ assets.
The Debtors could also be liquidated pursuant to the provisions of a chapter 11 plan of liquidation. In a liquidation under chapter 11, the Debtors’ assets could be sold in a more orderly fashion over a longer period of time than in a liquidation under chapter 7. Thus, chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and higher administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the Holders of Claims under a chapter 11 liquidation plan probably would be delayed substantially. Moreover, the Debtors will likely not have sufficient funds to fund a chapter 11 liquidation. Therefore, a chapter 7 liquidation is more likely if no chapter 11 plan can be confirmed.
B. Alternative Plan of Reorganization
If the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of its assets. During the course of preparation of the Plan and prior to filing for relief under chapter 11 of the Bankruptcy Code, the Debtors explored various other alternatives and concluded that the Plan represented the best alternative to protect the interests of Creditors and other parties in interest. The Debtors have not changed their conclusions.
IX. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN
The following discussion is a summary of certain United States federal income tax consequences of the Plan to the Debtors and to Holders of Claims and Interests. This discussion is based on the Internal Revenue Code of 1986, as amended as of the date hereof (the “Tax Code”), treasury regulations promulgated and proposed thereunder, judicial decisions and published administrative rules and pronouncements of the IRS as in effect on the date hereof. Due to the complexity of certain aspects of the Plan, the lack of applicable legal precedent, the possibility of changes in the law, the differences in the nature of the Claims (including Claims within the same Class) and Interests, the Holders’ status and method of accounting (including Holders within the same Class) and the potential for disputes as to legal and factual matters with the IRS, the tax consequences described herein subject to significant uncertainties. No legal opinions have been requested from counsel with respect to any of the tax aspects of the Plan, and no rulings have been or will be requested from the IRS with respect to any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth below as well as the tax consequences to the Debtors and the Holders of Claims and Interests.
This discussion does not purport to address all aspects of United States federal income taxation that may be relevant to the Debtors or the Holders of Claims or Equity Interests in light of their personal circumstances, nor does the discussion deal with tax issues with respect to taxpayers subject to special treatment under the United States federal income tax laws (including, for example, banks, governmental authorities or agencies, pass-through entities, brokers and dealers in securities, insurance companies, financial institutions, tax-exempt organizations, small business investment companies, regulated investment companies and foreign taxpayers). This discussion does not address the tax consequences to Holders of Claims who did not acquire such Claims at the issue price on original issue. No aspect of foreign, state, local or estate and gift taxation is addressed.
The following summary is not a substitute for careful tax planning and advice based upon the personal circumstances of each Holder of a Claim or Equity Interest. Each Holder of a Claim or Interest is urged to consult with his, her, or its tax advisors concerning the United States Federal, state, local, foreign, and other tax consequences applicable under the Plan.
A. Consequences to Holders of Allowed Claims in Classes 1, 3, and 4
Pursuant to the Plan, Holders of Allowed Class Claims in Classes 1, 3, and 4 may receive New Common Stock in part in discharge of their Allowed Claims or Interests. Whether or not such a Holder will be required or allowed to recognize gain or loss realized on the exchange of Allowed Claims or Interests for New Common Stock (the “Exchange”) depends on whether the Exchange constitutes a “reorganization” as that term is defined in Section 368 of the Tax Code. This determination, in turn, depends upon whether the Allowed Claim constitutes a “security” for United States federal income tax purposes. Whether an instrument constitutes a “security” is determined based on all the facts and circumstances, including the length of the term of a debt instrument, the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.
Assuming the Holder’s Allowed Claim is treated as a security for United States Federal Income Tax purposes, the Exchange may qualify as a reorganization pursuant to Section 368(a)(1)(E) of the Tax Code and a Holder may not recognize gain or loss on the Exchange, except that a Holder will be required to recognize taxable income to the extent that a portion of the New Common Stock received is allocable to accrued interest on the Allowed Claims exchanged therefor.
A Holder of an Allowed Claim that does not constitute a “security” for United States Federal Income Tax purposes will recognize gain or loss for United States Federal Income Tax purposes on the Exchange equal to the difference between (i) the amount realized (i.e., the fair market value of New Common Stock received) in respect of such Allowed Claim (other than amounts allocable to accrued interest) and (ii) such Holder’s adjusted tax basis in such Allowed Claim.
The character of any gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss recognized by a Holder with respect to an Allowed Claim against the Debtors will be determined by a number of factors, including, but not limited to, the following: (a) the tax status of the Holder, (b) whether the obligation from which the Allowed Claim arose constitutes a capital asset of the Holder, (c) whether the obligation from which the Allowed Claim arose has been held for more than one year or was purchased at a discount, (d) whether the Holder is a financial institution or other entity entitled to special treatment under the United States Federal Income Tax laws and (e) whether and to what extent the Holder has previously claimed a bad debt deduction in respect of the obligation from which the Allowed Claim arose. In addition, a substantial amount of time may elapse between the Effective Date and date on which a Holder may receive distributions under the Plan. Both the timing and ultimate amount of Distributions is uncertain, and the delay in Distributions may defer the recognition of gain or loss to Holders. Holders should consult their own tax advisors to determine the United States Federal Income Tax consequences of the consummation of and the receipt of Distributions under the Plan.
B. Consequences to the Debtors
1. Cancellation of Indebtedness Income
Subject to certain exceptions, a debtor recognizes cancellation of debt (“COD”) income upon satisfaction of its outstanding indebtedness equal to the excess of (i) the amount of the indebtedness discharged, over (ii) the issue price of any new indebtedness issued, the amount of cash paid, and the fair market value of any other consideration (including stock of the debtor) given in satisfaction of the indebtedness. As discussed below, there is a bankruptcy exception to the recognition of COD income which will apply to the Debtors in connection with the Plan.
A debtor is not required to include COD income in gross income if the debt discharge occurs under chapter 11 of the Bankruptcy Code. However, under the Tax Code, the debtor must reduce certain tax attributes (in general, first its Net Operating Loss (“NOL”) carryovers and then certain tax credits, capital loss carryovers, the tax basis of its assets, and foreign tax credits) by the amount of COD income excluded from gross income by this exception. As an exception to the order of tax attribute reduction described above, a taxpayer can elect to reduce its tax basis in its depreciable assets first, then its NOL carryovers.
2. Limitation of Net Operating Loss Carryovers
Pursuant to Section 382 of the Tax Code, and subject to certain exceptions discussed below, if there is an “ownership change” with respect to a corporation with NOL carryovers, such corporation will be subject to a limitation on its use of any NOL carryover incurred prior to the ownership change to offset taxable income earned after the ownership change (a “Section 382 Limitation”). Except as discussed below, the Section 382 Limitation on such corporation’s NOL carryover will be equal to the product of (i) the net equity value of all of the corporation’s stock immediately before the ownership change and (ii) the long-term tax-exempt rate as determined under IRS rules. The long-term tax exempt rate is published monthly by the Treasury Department and is intended to represent current interest rates on long-term tax-exempt debt obligations.
In general, an “ownership change” occurs if the percentage of stock of the corporation owned actually or constructively by one or more “5% shareholders” increases by more than 50 percentage points on any “testing date” (taking into account all relevant adjustments as of the end of a “testing date”) as compared to the lowest percentage of stock of the corporation owned by those 5% shareholders at any time during the statutory “testing period” (generally, the past three years or, if shorter, the period since the last ownership change). Generally, a “testing date” is any date on which there is any change in the ownership of stock that affects the percentage stock ownership of a 5% shareholder. A “5% shareholder” is one who owns at least 5% of the stock of the corporation, and all stock owned by shareholders who are not 5% shareholders is generally treated as being owned by one 5% shareholder.
If the Plan causes an ownership change with respect to the Debtors, then to the extent any NOL carryover and certain other tax attributes allocated to the Debtors are not reduced by the amount of realized COD income and subject to any preexisting Section 382 Limitation on the Debtor’s ability to offset the NOL carryover and such other tax attributes against taxable income, the use of the remaining NOL carryover and such other tax attributes will be subject to the Section 382 Limitation unless the exception in Section 382(a)(5) applies.
If the exchanges contemplated by the Plan qualify for the tax treatment under Section 382(l)(5), the Debtors’ NOL carryover will be available for future use without any Section 382 Limitation (subject to any preexisting Section 382 Limitation and after reduction of the Debtors’ NOL carryover by the Disqualified Interest). If the exchanges do not qualify for the tax treatment under Section 382(l)(5) or the Debtors elect not to utilize Section 382(l)(5), the Debtors’ use of the NOL carryover to offset taxable income earned after the ownership change will be subject to the Section 382 Limitation (as well as any preexisting Section 382 Limitation).
In the Restructuring Agreement, the Debtors agreed to take all reasonable and appropriate steps to attempt to preserve some or all of the NOLs and to structure any transactions contemplated by the Restructuring Agreement and Plan in a manner to preserve NOLs; provided, however, that to the extent that the restructuring set forth in the Restructuring Agreement and Plan will not result in a preservation of some or all of the NOLs, it is expressly understood by and between the parties that the Debtors will move forward with the terms of the Restructuring Agreement and Plan regardless of the potential loss of the NOLs.
3. Alternative Minimum Tax
Alternative minimum tax (“AMT”) must be paid by a corporation when and to the extent that its liability for AMT exceeds its regular tax liability. AMT is equal to 20% of alternative minimum taxable income (“AMTI”) less certain allowable credits. AMTI generally equals regular taxable income, increased or decreased by certain adjustments and preference items.
THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN MANY RESPECTS, UNCERTAIN. THE

FOREGOING IS INTENDED TO BE A SUMMARY ONLY AND, AS SUCH, DOES NOT DISCUSS ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER OF CLASS 1, 3, AND 4 CLAIMS OR INTERESTS. ALL HOLDERS OF SUCH CLAIMS OR INTERESTS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE PLAN THAT ARE RELEVANT TO THEIR PARTICULAR CIRCUMSTANCES.
X. CONCLUSION AND RECOMMENDATION
The Debtors believe that confirmation and implementation of the Plan is preferable to any alternatives because it will provide the greatest chance of maximizing recoveries to Creditors. In addition, alternatives may involve significant delay, uncertainty, and substantial additional administrative costs. The Debtors urge Holders of Claims entitled to vote on the Plan to vote to accept the Plan and to evidence such acceptance by returning their Ballots so they will be received no later than the Voting Deadline.

Dated: July 30, 2009
Wilmington, Delaware	CIARDI CIARDI & ASTIN
/s/ Mary E. Augustine
Daniel K. Astin (No. 4068)
Anthony M. Saccullo (No. 4141)
Mary E. Augustine (No. 4477)
Carl D. Neff (No. 4895)
919 N. Market Street, Suite 700
Wilmington, Delaware 19801
Tel: (302) 658-1100
Fax: (302) 658-1300
dastin@ciardilaw.com
asaccullo@ciardilaw.com
maugustine@ciardilaw.com
cneff@ciardilaw.com

Counsel for the Debtors